February 20, 2024

Yorktown Growth Fund, a series of American Pension Investors Trust (the “Acquiring Fund”)

Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

We have acted as counsel to American Pension Investors Trust, a Massachusetts business trust with transferable shares (the “Trust”) in connection with the Trust’s Registration Statement on Form N-14 (“Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Yorktown Small Cap Fund (the “Acquired Fund”), also a series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement (the “Plan”).

We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-laws”), and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.
2.	The Trust is authorized to issue an unlimited number of Shares; at any time after the effective date of the Registration Statement on Form N-14 relating to the Shares, the Shares will have been duly and validly authorized by all requisite action of the Trustees of the Trust, and no action by the shareholders of the Trust is required in connection therewith.
3.	The Shares, when duly sold, issued and paid for as contemplated by the Registration Statement, will be fully paid and non-assessable.

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This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act or to federal securities or other laws.

This opinion is limited to the present laws of the Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Core Opinion Principles issued by the Legal Opinions Committee of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation, as published in The Business Lawyer, 74 Bus. Law. 815 (2019).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We consent to your filing this letter with the SEC as an exhibit to the N-14, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP